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                                                                   Exhibit 2.2

                      AMENDMENT, EXTENSION AND RELEASE AGREEMENT


     THIS AMENDMENT, EXTENSION AND RELEASE AGREEMENT (this "Agreement") is entered into as of the 30th day of July, 1999, by and among GREASE MONKEY HOLDING CORPORATION, a Utah corporation (the "Grease Monkey"), QL 3000, INC., a Florida corporation ("QL 3000") and E. CHESTER STOKES, JR. ("Stokes").

                                       RECITALS

     A. Grease Monkey and QL 3000 have entered into an Agreement and Plan of Merger, dated March 26, 1999 (the "Merger Agreement").

     B. The Merger Agreement provides that Grease Monkey may terminate the Merger Agreement if the transactions contemplated thereby have not been consummated on or before July 24, 1999.

     C. The parties hereto desire to extend the July 24, 1999 termination date to the later of (a) the date ten business days after Grease Monkey holds a special meeting, or any adjournment thereof, of its shareholders for the purpose of obtaining approval under the URBCA for the Merger, and (b) October 31, 1999 (the "Termination Date").

     D. The parties hereto desire to ensure that Grease Monkey will not suffer undue hardship or damages as a result of such extension or in the event that the transactions are not consummated by the Termination Date.

                                      AGREEMENT

     In consideration of the mutual covenants and obligations contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. EXTENSION. Section 7.3.2 of the Merger Agreement is hereby amended to replace the phrase "within 120 days after the execution of this Agreement" with the phrase "on or before the later of (a) the date ten business days after Grease Monkey holds a special meeting, or any adjournment thereof, of its shareholders for the purpose of obtaining approval under the URBCA for the Merger, and (b) October 31, 1999."

     2. ESCROW DEPOSIT. Upon the execution of this Agreement, QL 3000 shall deposit or cause to be deposited in an escrow account at U.S. Bank National Association,


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Denver, Colorado, the sum of $400,000.00 (the "Escrow Deposit"). At the
Effective Time (if the Effective Time occurs) the Escrow Deposit shall be transferred to the Paying Agent and shall be used as part of the Merger Consideration. If (a) all of the conditions to QL 3000's obligations under the Merger Agreement have not been satisfied or waived by QL 3000 or (b) Grease Monkey defaults in the observance or performance of one or more of its covenants or agreements under the Merger Agreement, which default is not cured within ten (10) days after Grease Monkey has notice thereof, except for defaults which, individually or in the aggregate, would not have a Combined Material Adverse Effect or materially impair the ability of the parties to consummate the transactions contemplated by the Merger Agreement pursuant to its terms, and Grease Monkey or QL 3000 elects to terminate the Merger Agreement, or (c) Grease Monkey terminates the Merger Agreement pursuant to
Section 7.3.3 thereof, then the Escrow Deposit shall be returned to QL 3000 (or its designee). If on or after the Termination Date (a) all of the conditions to QL 3000's obligations under the Merger Agreement have been satisfied or waived by QL 3000, (b) the Effective Date has not occurred (for reasons other than Grease Monkey's failure to close) by the end of the fifth business day following the date on which the last of such conditions was satisfied or waived and (c) Grease Monkey terminates the Merger Agreement or if Grease Monkey terminates the Merger Agreement pursuant to Section 7.3.1 thereof, then the Escrow Deposit shall be forfeited to Grease Monkey. If (a)
(i) the Effective Time does not occur on or before the Termination Date because Grease Monkey has materially breached its representations, warranties or covenants contained in the Merger Agreement (other than a breach of a representation or warranty as to which Grease Monkey had no control or knowledge), or (ii) the shareholders of Grease Monkey vote to reject the Merger or (iii) all of the conditions to Grease Monkey's obligations under the Merger Agreement have been satisfied or waived by Grease Monkey and the Effective Time has not occurred (for reasons other than QL 3000's failure to close) by the end of the fifth business day following the date on which the last of such conditions was satisfied or waived, and (b) QL 3000 shall have not materially breached any of its representations, warranties or covenants contained in the Merger Agreement, then QL 3000 may terminate the Merger Agreement and will be entitled to liquidated damages from Grease Monkey in the amount of $400,000.00; provided; however, that Grease Monkey shall not be required to pay liquidated damages if Grease Monkey terminates the Merger Agreement pursuant to Section 7.3.3 thereof. The parties agree that the provisions regarding the Escrow Deposit and liquidated damages are an integral part of this Agreement, and that, without these provisions, the parties would not enter into this Agreement.

     3. EXCLUSIVE REMEDY. The forfeiture of the Escrow Deposit and payment of liquidated damages provided for in Section 2 hereof shall be the sole and exclusive respective remedies for the breach of any representation, warranty or covenant in the Merger Agreement or related thereto, including the commitment by Stokes to provide financing.


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     4.   DELETED CONDITION.  Section 6.9 of the Merger Agreement is hereby deleted.

     5. DISSENTING SHARES. Section 6.8 of the Merger Agreement is hereby amended to replace the number "20%" with the number "25%".

     6. DISCLOSURE SCHEDULE. The Disclosure Schedule is hereby amended to include the items listed on Schedule 1 hereof. QL 3000 hereby waives, discharges and releases Grease Monkey from any claim of breach of the Merger Agreement relating to the transactions listed on such Schedule 1.

     7. REAFFIRMATION OF COMMITMENT LETTER. Stokes hereby reaffirms his unconditional commitment to provide or cause to be provided all necessary debt and equity financings to complete the merger described in the Merger Agreement.

     8. STATUTORY MERGER ELECTION. QL 3000 hereby irrevocably elects the form of statutory merger described in the Merger Agreement. Grease Monkey shall not be required to enter into the agreement attached as Exhibit A to the Merger Agreement.

     9. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

     10. DEFINED TERMS. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

     11. BOARD APPROVAL. This Agreement shall be of no force or effect until approved by the Board of Directors of Grease Monkey. Unless and until such approval occurs, Grease Monkey shall not be deemed to have waived any provision of the Merger Agreement, including, without limitation, its right to terminate the Merger Agreement pursuant to Section 7.3.2 thereof.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


GREASE MONKEY HOLDING                   QL 3000, INC., a Florida corporation
CORPORATION, a Utah corporation



By   /s/ James Wallace                  By  /s/ E. Chester Stokes, Jr.
    -------------------------------        ----------------------------
Name:     James Wallace                 Name:  E. Chester Stokes, Jr.
     ------------------------------           -------------------------
Title:    Chief Executive Officer       Title:  Chairman
       ----------------------------            ------------------------


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                                      SCHEDULE 1



The registrant agrees to furnish supplementally a copy of this schedule to the Commission upon request.